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                                                                 EXHIBIT 99.d(4)

COUNTRY INVESTORS LIFE ASSURANCE COMPANY                TERM INSURANCE AGREEMENT
1701 N. Towanda Avenue                                  FOR CHILDREN'S INSURANCE
P.O. Box 2000, Bloomington, Illinois 61702-2000

Supplemental Agreement attached to and made a part of this policy in consideration of the application and payment of its cost of insurance. The cost of insurance for this benefit is the monthly deduction shown on the Policy Schedule for this Agreement. This Agreement will remain in force as long as the monthly deductions for this policy continue to include the cost of insurance for this benefit.

1.  INSURED CHILD: Insured Child means:
          a) Any child or legally adopted child of the Insured named in the application for this policy or this Agreement; and
          b) Any child who, after the date of application, becomes the legal responsibility of the Insured by birth or legal adoption prior to the child's 18th birthday.

2. DEATH BENEFIT: We will pay the Death Benefit for this Children's Insurance Agreement upon receipt of due proof of death of an Insured Child. Death must occur while this Agreement is in force and must have occurred:
          a)   After that Insured Child became 14 days old;
          b) Before the Monthly deduction Day immediately following that Insured Child's 23rd birthday; and
          c) While this Agreement and this policy were in force with respect to such Insured Child.

The number of units of Death Benefit is shown on Page 1 (Policy Schedule) of the policy. Each unit of Death Benefit under this Agreement is $1,000 for an Insured Child after the age of 14 days and before the age of 180 days. On and after the age of 180 days, each unit of Death Benefit is $5,000 for each Insured Child. Payment is subject to the provisions of this policy and this Agreement.

3. SUICIDE: If any Insured Child commits suicide, while sane or insane, within 2 years from the effective date of this Agreement, the total liability shall be the cost of insurance for such child.

4. BENEFICIARY: Any amount payable under this Agreement, upon the death of the Insured Child, will be paid:
          a) To the Beneficiary then designated for this benefit on our records as named in the application or subsequently changed as provided in the policy, if living;
          b)   Otherwise to the Insured under this policy, if living;
          c) But if neither of the above are living, to the estate of the Insured Child.

5. CONVERSION: Upon termination of this Agreement, insurance on each Insured Child may be converted. In addition, while this Agreement is in force, insurance on any child may be converted when such child attains age 23. Prior to age 23 of the Insured Child, the amount of the new policy may not exceed $5,000 per unit of Death Benefit. For conversion as of the Monthly Deduction Day immediately following the Insured Child's 23rd birthday, the amount of the new policy may not exceed $25,000 per unit of Death Benefit. Conversion may be to any plan of insurance except term insurance, issued by us at the time of conversion. Evidence of insurability shall not be required upon conversion. All plans of insurance available on conversion are subject to plan requirements. Supplemental Agreements providing benefits in event of total disability or accidental death will be included in the new policy only with our consent. The new policy will be issued on the basis of the rates in effect at the time of the conversion.

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When insurance on a child terminates, the right to convert shall be available for the next 31 days. If the death of a Child occurs in this 31 day period, we will pay the Insured Child's Benefit.

6.  ASSIGNMENT: This benefit provided under this Agreement may not be assigned.

7.  VALUES: This Agreement has no cash or loan values.

8. RESPRESENTATIONS AND CONTESTABILITY: All statements made in the application for this Agreement by or on behalf of the Insured Child, will, in the absence of fraud, be deemed representations and not warranties. The validity of this Agreement shall not be contestable after it has been in force for 2 years during the lifetime of the Insured Child.

9.  TERMINATION OF AGREEMENT: This Agreement terminates:

    a) On the Monthly Deduction Day on or next following the date we receive written request of the Owner and presentation of the policy at the Home Office of the Company for endorsement;
    b)    Upon termination of this policy; or
    c)    When the policy matures.

When coverage is scheduled to terminate on a given date, it will terminate at 12:00 midnight on that date

This Agreement is effective on the Policy Date of Issue of this policy unless another effective date is stated below.


Effective Date: _______________       COUNTRY INVESTORS LIFE ASSURANCE COMPANY
(if other than Policy Date of Issue)                 BLOOMINGTON, ILLINOIS

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